Exhibit 99.1
Unilife Corporation Announces Preliminary Financial Results
for Fourth Quarter and Fiscal Year 2010
Lewisberry, PA (August 30, 2010) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced preliminary financial results for the fourth quarter and fiscal year ended June 30, 2010.
Mr. Alan Shortall, Chief Executive Officer of Unilife said: “Fiscal 2010 has been a pivotal year for Unilife, as we completed several major milestones including the redomiciliation of the Company to the U.S. and our listing on NASDAQ.”
“We have also expanded our executive team and board of directors to reflect our U.S. expansion. Each person brings to the company specific skills and experience that will help guide us through what we expect to be an extremely busy and exciting next couple of years.”
“We are now working to finalize the industrialization of the Unifill™ syringe and expand relationships with interested pharmaceutical companies, accelerate the global rollout of our Unitract 1mL syringes; and complete the construction of our new state-of-the-art facility in York, Pennsylvania. We remain committed to the continued implementation of our business strategy, and the execution of a number of significant business milestones during fiscal 2011.”
Annual Company Highlights:
•	Redomiciled the Company to the U.S. (January 2010).
•	Unilife Corporation common stock listed on the NASDAQ stock exchange (February 2010).
•
Signed an industrialization agreement with sanofi-aventis (July 2009), followed by an agreement between both parties to a list of therapeutic classes including vaccines and anti-thrombotic agents where sanofi-aventis has exclusive rights to negotiate the purchase of the Unifill syringe until June 2014 (March 2010).

•	Appointed the Mikron Group as the contracted supply partner for the development and supply of automated assembly systems to support the commercial production of the Unifill™ syringe (November 2009).
•
Initiated U.S. production of the Unitract 1mL Insulin Syringe in Lewisberry, Pennsylvania (PA) (August 2009), and the subsequent first shipment of the product to Doctors Without Borders to support relief efforts in Haiti.

•
Received U.S. FDA market clearance for the Unitract 1mL Insulin Syringes assembled in Lewisberry, PA (April 2010), and the provision of EC certification for the European Union and Australia (June 2010).

•
Signed distribution agreements for the Unitract 1mL syringes, including an agreement with Stason Pharmaceuticals Inc for Japan, China and Taiwan (March 2010); and an agreement with Clinicare for India (April 2010).

•
Started construction on new global headquarters and commercial production facility in York, PA (December 2009). The new 165,000 square foot state-of-the-art facility is on schedule for operations by late-2010.

•
Following the signing of the Industrialization Agreement, Unilife was able to commence discussions with other pharmaceutical companies interested in the use of the Unifill™ syringe within therapeutic drug classes outside of those retained by sanofi-aventis. A number of these discussions have accelerated during the past year.

•
Appointed additional U.S. based Board members, including Mary Kate Wold, Marc Firestone and John Lund, as well as the appointment of senior executives including CFO and Executive Vice President Richard Wieland and General Counsel, Corporate Secretary and Chief Compliance Officer Chris Naftzger.

Unilife Corporation
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

Preliminary Financial Results for Fourth Quarter and Fiscal Year Ended June 30, 2010
Revenues for the fourth quarter ended June 30, 2010 were $2.7 million compared to $7.7 million for the same period in 2009. Revenues for the fiscal year ended June 30, 2010 were $11.4 million compared to $20.0 million for the same period in 2009. The decrease was primarily attributable to a relative decline in revenues from the Company’s industrialization agreement with sanofi-aventis in 2010, due to the accelerated receipt of milestone payments during 2009 because the industrialization program was running ahead of its original schedule. The Company has elected to prioritize its activities on the development and supply of its proprietary range of safety syringes. It has consequently reduced its business activities within the medical device contract manufacturing sector during this period.
The Company’s net loss for the fourth quarter ended June 30, 2010 was $9.7 million or $0.18 per diluted share, compared to net income of $2.2 million, or $0.06 per diluted share for the same period in 2009. The Company’s net loss for the fiscal year ended June 30, 2010 was $29.7 million or $0.64 per diluted share, compared to a net loss of $0.5 million, or $0.02 per diluted share for the same period in 2009. The increase in the net loss was attributable to both the decline in revenues as well as higher payroll and related expenses due to an increase in the workforce at the Lewisberry, PA facility. The Company also incurred an increase in legal and consulting fees in connection with its redomiciliation to the United States.
Adjusted net loss for the fourth quarter ended June 30, 2010, which excludes approximately $4.0 million in share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with the redomiciliation and Nasdaq listing was $5.7 million, or $0.11 per diluted share compared to adjusted net income of $3.0 million or $0.08 per diluted share for the same period in 2009. Adjusted net loss for the fiscal year ended June 30, 2010, which excludes approximately $15.2 million in share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with the redomiciliation and Nasdaq listing was $14.5 million, or $0.31 per diluted share compared to adjusted net income of $3.9 million or $0.11 per share for the same period in 2009.
As of June 30, 2010, the Company’s cash and cash equivalents were $20.8 million.
The financial data included in this press release is based on preliminary unaudited information and may be subject to change. The Company expects to file its audited results for the fiscal year ended June 30, 2010 on Form 10-K with the Securities and Exchange Commission on September 28, 2010.
Conference Call Information
Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Daylight Time on August 30, 2010, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm

About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic, operator-controlled needle retraction features which are fully integrated within the barrel, and are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485-certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in other reports which we file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide a reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with our redomiciliation and Nasdaq listing.
Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.
General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)

Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter

KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation

P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500
(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$20,750	$3,627
Accounts receivable	1,556	7,333
Inventories	797	1,097
Prepaid expenses and other current assets	637	223

Total current assets	23,740	12,280
Property, plant and equipment, net	29,972	9,137
Goodwill	10,792	10,235
Intangible assets, net	40	43
Other assets	273	517

Total assets	$64,817	$32,212

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,044	$1,103
Accrued expenses	2,911	6,097
Current portion of long-term debt	1,648	405
Deferred revenue	2,188	2,642

Total current liabilities	12,791	10,247
Long-term debt, less current portion	1,093	2,728
Deferred revenue	6,563	7,926

Total liabilities	20,447	20,901

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of June 30, 2010; none issued or outstanding as of June 30, 2010 and 2009	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of June 30, 2010; 54,761,848 and 36,625,802 shares issued and outstanding as of June 30, 2010 and 2009, respectively	548	366
Additional paid-in-capital	123,217	57,987
Accumulated deficit	(79,650)	(49,902)
Accumulated other comprehensive income	255	2,860

Total stockholders’ equity	44,370	11,311

Total liabilities and stockholders’ equity	$64,817	$32,212

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$2,652	$7,703	$11,422	$19,976
Cost of sales	636	652	2,471	3,426

Gross profit	2,016	7,051	8,951	16,550

Operating expenses:
Research and development	1,540	427	8,495	1,048
Selling, general and administrative	9,799	4,134	28,696	14,941
Depreciation and amortization	587	260	2,314	915

Total operating expenses	11,926	4,821	39,505	16,904

Operating income (loss)	(9,910)	2,230	(30,554)	(354)
Interest expense	34	(30)	125	249
Interest income	(359)	(29)	(1,066)	(361)
Other expense	120	58	135	275

Net income (loss)	$(9,705)	$2,231	$(29,748)	$(517)

Income (loss) per share:
Basic income (loss) per share	$(0.18)	$0.06	$(0.64)	$(0.02)

Diluted income (loss) per share	$(0.18)	$0.06	$(0.64)	$(0.02)

UNILIFE CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss)	$(9,705)	$2,231	$(29,748)	$(517)
Share-based compensation expense	3,291	384	10,056	3,059
Depreciation and amortization	587	260	2,314	915
Interest expense	34	(30)	125	249
Non-recurring costs associated with redomiciliation & US listing*	46	165	2,731	165

Adjusted net income (loss)	$(5,747)	$3,010	$(14,522)	$3,871

Adjusted net income (loss) per share —diluted	$(0.11)	$0.08	$(0.31)	$0.11

*	Includes legal, consulting and other professional fees incurred in connection with the Company’s redomiciliation to the United States and Nasdaq listing.